EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TPCO Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares, no par value	457(c)	24,323,162(2)	$ 0.2245(3)	$5,460,549.87	$ 0.00011020	$601.75
Fees previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$5,460,549.87		$601.75
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$601.75

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Includes 24,323,162 common shares, no par value per share (the “Common Shares”) of TPCO Holding Corp., a British Columbia corporation (the “Registrant”), previously issued by the Registrant to each of the selling securityholders named herein (collectively, the “Selling Securityholders”) pursuant to an Agreement and Plan of Merger and a related Exchange Agreement, each dated as of November 14, 2022, between the Registrant, Coastal Holding Company, LLC and the other signatories named therein, subject to satisfaction of the conditions set forth therein.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($0.2310) and low ($0.2180) prices reported for the Common Shares on the OTCQX Market on December 8, 2022, which date is within five business days prior to filing this Registration Statement.